EXHIBIT 23.2

Consent of Ernst & Young LLP, Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 1999 Stock Plan of our report dated February 6, 2002, with respect to the audited financial statements of Occam Networks Inc., a California corporation, as of December 31, 2001 and 2000 included in the Registration Statement Form S-4 and related joint proxy statement / prospectus of Accelerated Networks, Inc. (No. 333-75816) and incorporated by reference in its Current Report on Form 8-K . (No. 000-30741), filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP
Ernst & Young LLP

Woodland Hills, California
June 22, 2002